AMENDMENT TO

SELECTED DEALER AGREEMENT, CLEARING BROKER-DEALER AGREEMENT,

SERVICES AGREEMENT OR PARTICIPATION AGREEMENT

Ladies and Gentlemen:

The undersigned distributor (the “Distributor” or “us” or “we”), which is a member firm of the National Association of Securities Dealers, Inc. (“NASD”), has previously entered into an agreement with you for the sale of shares or administration of accounts holding shares of certain mutual funds (“Funds”) for which it acts as the distributor (“Existing Agreement”). The Funds are open-end investment companies registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”). Distributor desires now to amend the Existing Agreement in order to make the following changes and you agree accordingly:

1.Distributor reserves the right to reject any purchase orders, including exchanges, for any reason, including if Distributor, in its sole opinion, believes your customer(s) is engaging in short-term or excessive trading into and out of a Fund or otherwise engaging in trading that may be disruptive to a Fund (“Market Timing”). You agree to cooperate with Distributor to monitor for Market Timing by your customers, to provide such relevant information about Market Timers to Distributor as it may reasonably request and to prevent Market Timing from occurring by or because of your customers. Failure of Distributor to reject any purchase orders that might be deemed to be Market Timing shall not constitute a waiver of Distributor's rights under this section.

2.     Capitalized terms not defined herein shall have the same meanings as in the Existing Agreement. Your first order placed pursuant to this Amendment for the purchase of Shares will represent your acceptance of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date written below.

FAM DISTRIBUTORS, INC.	Accepted:

By: /s/Daniel J. Dart	/s/John W. Rex
Title: Managing Director	(authorized signature)

Firm Name:
Print Name: American Fidelity Assurance Company

Please return one signed original	Title: John W. Rex
of this agreement by US Mail and a copy by fax to:	Address:	2000 Classen Blvd.
Oklahoma City, OK 73106
FAM DISTRIBUTORS, INC.	Date: November 3, 2003

Legal Advisory

800 Scudders Mill Road

Plainsboro, NJ 08536

Attn: Armento Kirkland

Fax: 609-282-3222

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